Exhibit 99.1

EXHIBITE 99.1 PRESS RELEASE

ESCALADE SELLS INFORMATION SECURITY BUSINESS; COMPLETES EXIT FROM INFORMATION SECURITY AND PRINT FINISHING SEGMENT

Evansville, IN (October 1, 2014) Escalade, Incorporated (NASDAQ: ESCA) is pleased to announce the completion of the sale of its Information Security business on October 1, 2014. As previously announced in August 2014, Escalade’s strategic plan is to focus on its Sporting Goods business. The sale of its Information Security business, coupled with the sale of its Print Finishing business on June 30, 2014, accomplishes the Company’s complete exit from the Information Security and Print Finishing segment. Escalade believes the Company’s focus on the Sporting Goods segment will facilitate better deployment of Company resources, increased market leadership, and greater returns for shareholders.

Escalade sold its Information Security business, including the intimus® product line, to an unaffiliated party that is a portfolio company of PHI Fund II, F.C.R. de Regimen Simplificado, a private investment firm based in Madrid, Spain. The sale was accomplished through the purchase and sale of the stock of the Escalade subsidiaries engaged in the Information Security business and of certain U.S. assets relating to that business. The purchase price was 750,000 Euros plus the assumption of certain related liabilities. Escalade was advised on the sale by the Munich, Germany based investment bank, Ferber & Co.

“We wish the new ownership group the best success in the future,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “Today’s sale completes our exit from Information Security and Print Finishing segment and represents an important turning point and transformation for the Company. We are excited to move forward with our clear strategic vision focused on the Sporting Goods segment. We are a team of sports and outdoor enthusiasts with a passion for innovation and a close connection to our brands and the active lifestyles they inspire. We look forward to continued expansion of our Sporting Goods business.”

To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which is has chosen to focus, Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.